Exhibit 5
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                           KIRKPATRICK & LOCKHART LLP
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                         1800 MASSACHUSETTS AVENUE, N.W.
                                  SECOND FLOOR
                           WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100

                                October 14, 2004




V-ONE Corporation
20300 Century Boulevard, Suite 200
Germantown, Maryland  20874

      Re:  Registration Statement on Form S-2

Ladies and Gentlemen:

      We have acted as counsel to V-ONE Corporation, a Delaware corporation ("Company"), in connection with the preparation and filing of its Registration Statement on Form S-2 ("Registration Statement"), under the Securities Act of 1933, as amended ("Securities Act"), covering the resale of 6,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), of the Company issuable upon the conversion of the Company's 7% Subordinated Convertible Notes ("Notes"), 630,000 shares of Common Stock issuable upon the exercise of warrants granted by the Company in connection with the offering of the Notes ("Warrants") and 1,050,000 shares of Common Stock issuable as estimated accrued interest on the Notes.

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the

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assumptions  that are  customary  in opinion  letters of this kind.  We have not verified any of those assumptions.

      Our opinion set forth below is limited to the law of the State of Delaware.

      Based upon and subject to the foregoing, it is our opinion that the 6,000,000 shares of Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes, the 630,000 shares of Common Stock issuable upon exercise of the Warrants, when issued in accordance with the terms of the Warrants, and the 1,050,000 shares of Common Stock issuable as estimated accrued interest on the Notes, when issued in accordance with the terms of the Notes, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption "Legal Matters." In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

                                        Yours truly,

                                        /s/ Kirkpatrick & Lockhart LLP